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EXHIBIT A.
NEWS
FOR IMMEDIATE RELEASE                              July 29, 1996

For further information, please contact:
Ms. Marie Meisenbach Graul                         Mr. Jacques Lily
Chief Financial Officer                            President
Schawk, Inc.  (847) 827-9494                       Converterscan  (202) 359-4885


          SCHAWK, INC. ANNOUNCES INTENDED ACQUISITION OF CONVERTERSCAN

         Des Plaines, IL -- July 29, 1996 -- Schawk, Inc. (NYSE-SGK), a leading imaging and information services and plastics manufacturing company, and Converterscan, a nationally recognized supplier of digitally imaged products, have entered into an agreement providing for the acquisition of Converterscan by Schawk. As part of the transaction, Schawk will acquire 100 percent of the stock of Converterscan, a privately owned company with 1995 revenues of approximately $5.2 million. Converterscan, a recognized leader in the packaging market, has operating facilities in both Stanford, Conn. and Atlanta, Ga.

         Details of the agreement remain subject to certain conditions; however, the companies expect to close this transaction on or about August 1, 1996. The companies are not disclosing the terms of the transaction.

         "The acquisition of Converterscan is consistent with the strategic objective of expanding Schawk's position as a leading provider of imaging products and services for our multinational clients and to take advantage of consolidation opportunities which are occurring within the imaging market," said David A. Schawk, Chief Executive Officer of Schawk, Inc.

         Mr. Schawk added, "Converterscan brings additional clients and growth in one of our core competency areas, flexible packaging for the food and beverage industries. They are one of the pioneers in the manufacturing of digital plates which further complements our existing operations. We believe the integration of Converterscan into the Schawk Family of companies further demonstrates our growth capabilities, and will enhance the product mix available to our clients."

         Mr. Jacques Lilly, President of Converterscan commented, "We are very excited about becoming part of the Schawk organization and believe this transaction will enable us to better meet our clients' ever-increasing demands for cycle time reduction."

         Converterscan, founded in 1983, has clients which include major multinational food and beverage companies as well as multi-site domestic printer/converters of flexible packaging in the U.S.


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